UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 13, 2010
BRIGHTPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-12845	35-1778566

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7635 Interactive Way, Suite 200, Indianapolis, Indiana	46278

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(317) 707-2355

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b) On September 15, 2010, Brightpoint, Inc. (the “Company”) issued a press release announcing the resignation of James W.P. Reid-Anderson from the Board of Directors of the Company in connection with his appointment as Chairman, President and Chief Executive Officer of Six Flags Entertainment Corporation. Mr. Reid-Anderson’s resignation was not due to any disagreement with the Company.
(d) In the above referenced press release, the Company also announced that on September 13, 2010, the Board of Directors of the Company, subsequent to the approval and recommendation by the Company’s Corporate Governance and Nominating Committee and a determination that he would qualify as an Independent Director under the Company’s Corporate Governance Principles, appointed Mr. John F. Levy to serve on the Company’s Board of Directors as a Class II director. Mr. Levy will also serve as a member of the Board’s Compensation and Human Resources Committee.
There are no arrangements or understandings between Mr. Levy and any other person pursuant to which he was appointed as a director of the Company and Mr. Levy is not party to any transactions with the Company that require disclosure pursuant to Item 404(a) of Regulation S-K. As an independent director of the Company, Mr. Levy will receive an annual cash retainer of $120,000.
Details regarding Mr. Levy’s qualifications and experience are set forth in the press release that is attached hereto as Exhibit 99.1 and is incorporated into this filing by reference.

ITEM 9.01	Financial Statements and Exhibits.
(d) Exhibits.

99.1
Press Release of Brightpoint, Inc. regarding the appointment of John F. Levy to the Board of Directors of Brightpoint, Inc. and the resignation of James W.P. Reid-Anderson from the Board of Directors of Brightpoint, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHTPOINT, INC. (Registrant)
By:	/s/ Steven E. Fivel
Steven E. Fivel
Executive Vice President, General Counsel and Secretary

Date:	September 15, 2010